FOR IMMEDIATE RELEASE

            May 9, 2008

Contacts:  Rosemarie Faccone

      Susan Jordan

      732-577-9997

UMH PROPERTIES, INC. REPORTS FIRST QUARTER EARNINGS

FREEHOLD, NEW JERSEY, May 9, 2008.........………UMH Properties, Inc. (AMEX:UMH) reported net loss of ($305,000) or ($0.03) a share for the quarter ended March 31, 2008, as compared to net income of $837,000 or $0.08 a share for the quarter ended March 31, 2007.  Included in the loss for 2008 are losses in our futures contracts of $651,000 or $0.06 a share and an increase in interest expense of $349,000 or $0.03 per share due to the fair value of our interest rate swaps.

A summary of significant financial information for the three months ended March 31, 2008 and 2007 is as follows:

For the Three Months Ended

	3/31/08	3/31/07

Total Revenues	$8,316,000	$8,800,000
Total Expenses	$8,616,000	$7,995,000
Net Income (Loss)	$(305,000)	$837,000
Net Income per Share	$(.03)	$.08
FFO (1)	$714,000	$1,693,000
FFO per Share (1)	$.07	$.16
Weighted Average Shares Outstanding	10,771,000	10,368,000

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the quarter ended March 31, 2008 and 2007 is calculated as follows:

	2008	2007

Net Income (Loss)	($305,000)	$837,000
Loss (Gain) on Sales of Depreciable Assets	4,000	(32,000)
Depreciation Expense	1,015,000	888,000

FFO	$714,000	$1,693,000

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2008 and 2007:

	2008	2007

Operating Activities	$1,909,000	($516,000)
Investing Activities	(2,979,000)	(1,154,000)
Financing Activities	788,000	1,656,000

Samuel A. Landy, President, stated that, “UMH experienced disappointing earnings for the first quarter ended March 31, 2008.  UMH’s business plan envisions a resurgence in sales for affordable manufactured housing.  The decline in the housing market and the unsettling economy has slowed this resurgence.  UMH invested over $5 million in newly-built home sites over the past twelve months.  These expansions upgraded our communities and increased rental income.  The full benefits of these expansions cannot be seen until these expansions are fully on line and vacant sites are filled.  UMH added several new executives to its staff to position itself for expanded sales and finance.  UMH increased inventory to a record high of $12 million.  Instead of increased sales, sales actually decreased in the first quarter.

“Management remains optimistic that sales will increase substantially. Affordable housing is a necessity.  Conventional home ownership is trending back down, and we anticipate seeing greater demand for our property type. UMH is well positioned to benefit from this demand based on our locations, the quality of our communities and our personnel.  The manufactured housing industry suffers from a lack of financing sources for sales of homes.  UMH has a competitive advantage if it can provide financing to our customers.  April’s sales were good for UMH, but it is too early to say if this is the beginning of a turnaround. We note that occupancy is stable, and rents have increased.  With increased sales and occupancy, UMH will demonstrate improved financial performance.  Our focus, as always, remains on the longer term. In this regard, it is worth noting that our nation is just now emerging from an unprecedented conventional housing bubble.  I am very proud of our accomplishments to date and remain optimistic about the future.

“UMH has had to postpone a decision on its dividend policy pending a clearer picture of our borrowing capacity.  Our dividend meeting is now scheduled for May 28, 2008.  We anticipate recommending a reduced dividend in 2008.”

UMH, a publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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